Exhibit 99.3

[FORM OF NOTICE TO RECORD SHAREHOLDERS WHO ARE ACTING AS NOMINEES]

MISSION COMMUNITY BANCORP

NOTICE TO SHAREHOLDERS WHO ARE ACTING AS NOMINEES

Up to 15,184,020 Shares of Common Stock and

Warrants to purchase an additional 15,184,020 Shares of Common Stock Issuable

Upon Exercise of Rights to Subscribe for Such Shares at $5.00 per Share

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Mission Community Bancorp (the “Company”) of subscription rights (the “Rights”) to purchase (i) shares of the Company’s common stock, without par value (“Common Stock”), and (ii) warrants to purchase additional shares of the Common Stock (“Warrants”), by shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Pacific time, on                           , 2010 (the “Record Date”).

The Rights may be exercised at any time during the subscription period, which commences on                                   , 2010, and ends at 5:00 p.m., Pacific time, on                                   , 2010, unless extended by the Company for a period of up to 30 trading days in its sole discretion (as it may be extended, the “Expiration Date”).  The Rights are assignable, however, the Rights will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board, and, accordingly, may effectively be transferred only in private transactions prior to the Expiration Date.  If you wish to assign your rights, you must contact the Company to request a Form of Assignment for your Rights.

As described in the Prospectus, Record Date Shareholders will receive fifteen (15) Rights for each share of Common Stock owned on the Record Date.  The Rights are evidenced by subscription certificates (the “Subscription Rights Certificates”).

Each Right entitles the holder (the “Rights Holders”) to purchase (i) one share of Common Stock at the subscription price of $5.00 per share, and (ii) one Warrant that entitles the Rights Holder to purchase one share of Common Stock.  Each Warrant will be immediately exercisable following issuance for a period of five years, to purchase one share of Common Stock at an exercise price of $5.00 per share.

Those persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, should contact the appropriate institution or nominee and request it to effect the transactions for them.

Enclosed are copies of the following documents:

1.                                       Prospectus, dated                                 , 2010, which should be sent to beneficial holders of the Company’s Common Stock;

2.                                       A form of Notice to Clients which should be sent to beneficial holders of the Company’s Common Stock; and

3.                                       Form of Beneficial Owner Election Form which should be sent to beneficial holders of the Company’s Common Stock.

Rights not exercised at or prior to 5:00 p.m., Pacific time, on the Expiration Date will expire.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; NEITHER THE COMPANY NOR ANYONE ACTING ON ITS BEHALF THAT IS MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON THE VALID EXERCISE OF THE RIGHTS IS AUTHORIZED TO

MAKE ANY STATEMENTS WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

ANY QUESTIONS OR REQUESTS FOR ADDITIONAL MATERIALS OR FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO CINDY HARRISON AT MISSION COMMUNITY BANCORP AT:  (805) 782-5000 OR BY E-MAIL TO CHARRISON@MISSIONCOMMUNITYBANK.COM.